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                                                                    Exhibit 99.1

1221 Avenue of the Americas
Avenue of the Americas
New York, NY  10020-1095
Fax 212-512-2703                                       The McGraw-Hill Companies



News Release
                                                           For Immediate Release

     The McGraw-Hill Companies To Acquire Tribune Education

     - Acquisition Strengthens McGraw-Hill Education's Leadership Position -

New York, N.Y., June 26, 2000 --The McGraw-Hill Companies (NYSE: MHP) today announced that it has signed an agreement to acquire Tribune Education, a leading publisher of supplementary educational materials for the K-12, higher education, professional education and consumer markets.

"Tribune Education fits exceptionally well within our existing education business by providing complementary products and expansion opportunities at all levels of the education market," said Harold McGraw III, chairman, president and CEO of The McGraw-Hill Companies. "Education enrollments continue to grow and this acquisition will allow us to provide a more complete and more diverse selection of educational materials to meet the robust U.S. adoption schedules across educational disciplines, and to meet the growing worldwide demand for lifelong learning materials."

The acquisition solidifies McGraw-Hill Education's position as the nation's largest provider of K-12 educational materials, and provides considerable opportunities to leverage Tribune's products, brands and capabilities. The acquisition will also greatly expand McGraw-Hill Education's presence in the retail market for children's "edutainment" products.

"In addition to significant opportunities to increase market share and profitability, we also expect to achieve significant operating efficiencies in purchasing, printing, distribution and operations services by integrating Tribune Education with our existing business operations," said Robert E. Evanson, president of McGraw-Hill Education.

The McGraw-Hill Companies will pay $634.7 million, subject to appropriate post-closing adjustments, to purchase Tribune Education, which had 1999 pro-forma revenue of $384 million. It is anticipated the transaction will be completed in the third quarter of 2000, subject to approval of The McGraw-Hill Companies' Board of Directors and obtaining necessary government approvals as required under the Hart-Scott-Rodino Act.

                                   - more -
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The McGraw-Hill Companies expects the Tribune Education acquisition will slightly dilute its 2000 earnings per share by approximately five cents ($ .05), and will be earnings accretive in 2001 during the company's first full year of ownership and integration of Tribune Education into its existing education businesses. The company also expects the acquisition to be cash flow positive this year and in the years ahead.

Tribune Education is a highly regarded educational publisher with strength in language arts, math, foreign language, social studies, health, English, reading, educational software and teacher training. The company consists of five educational segments spanning pre-K through college and professional, including:

 .  The Wright Group - language arts, reading, educational software and teacher training;
 .  NTC/Contemporary Publishing - foreign language, health, social studies,
   English, and non-fiction adult trade and reference;
 .  Everyday Learning/Creative Publications - Mathematics and health;
 .  Instructional Fair Group - early childhood learning, educational toys, and special education; and
 . Landoll, Inc. - children's book publisher with a significant licensed portfolio including Winnie The Pooh

Founded in 1888, The McGraw-Hill Companies is a global information services provider serving the financial services, education and business information markets through leading brands such as Standard & Poor's, Business Week and McGraw-Hill Education. The corporation has more than 400 offices in 32 countries. Sales in 1999 were $4.0 billion. Additional information is available at http://www.mcgraw-hill.com.
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Contacts:

Steven H. Weiss                                William Jordan
Vice President, Corporate Communications       Director, Media Relations
The McGraw-Hill Companies                      The McGraw-Hill Companies
(212) 512-2247 (office)                        (212) 512-3640 (office)
(212) 580-2565 (home)                          (718) 897-4346 (home)
(917) 374-2024 (cell)                          (917) 543-4694 (cell)
weissh@mcgraw-hill.com                         william jordan@mcgraw-hill.com
----------------------                         ------------------------------
Mary Skafidas
Manager, Corporate Communications
The McGraw-Hill Companies
(212) 512-2826 (office)
(347) 351-6407 (cell)
mary skafidas@mcgraw-hill.com